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                                                                    EXHIBIT 99.2


                             THE RESTAURANT COMPANY
                         6075 Poplar Avenue, Suite 800
                            Memphis, Tennessee 38119




                                 April 1, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

     Re:   Letter to Securities and Exchange Commission
           Pursuant to Temporary Note 3T

Ladies and Gentlemen:

     Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, The Restaurant Company has obtained a letter of representation from Arthur Andersen LLP ("Andersen"), its independent public accountants, stating that the December 30, 2001 audit was subject to Andersen's quality control system for its U.S. accounting and auditing practice in order to provide The Restaurant Company with reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

Very truly yours,




Steven R. McClellan
Chief Financial Officer